EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160




                SILGAN HOLDINGS ANNOUNCES COST SAVINGS INITIATIVE


STAMFORD, CT, July 7, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced its decision to close its metal container facility in St. Paul, Minnesota. This action is a result of the Company's on-going efforts to streamline operations and reduce operating costs. The Company anticipates closing the facility early in the second quarter of 2007.

By eliminating certain activities and consolidating others into existing facilities, this action is expected to generate positive cash-on-cash returns by contributing annual pre-tax cash savings in excess of $4 million against an incremental pre-tax cash cost of approximately $6 million. The Company estimates that it will incur total cash and non-cash pre-tax charges of approximately $15 million, of which approximately $11 million will be recorded in 2006 with the majority of the balance to be recorded in 2007. The total pre-tax charge is estimated to include employee severance and benefit costs of approximately $9 million, including the acceleration of certain pension and post-retirement benefits; the write down in carrying value of assets of approximately $3 million; and plant exit costs of approximately $3 million. The incremental cash expenditures of approximately $6 million will be incurred primarily in 2007 and 2008. These charges will be updated as the Company finalizes its results for the second quarter of 2006.

The Company's earnings estimates provided on April 20, 2006 did not include the impact of this rationalization charge.

                                     * * *

                                     (more)

SILGAN HOLDINGS
July 7, 2006
Page 2

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 65 manufacturing facilities in the U.S., Canada and Europe. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading supplier of metal, composite and plastic vacuum closures for food and beverage products in North America and Europe.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *